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                                                                   EXHIBIT 10.11

                           CLOSING ESCROW AGREEMENT
                           ------------------------

     This CLOSING ESCROW AGREEMENT ("Agreement") is made as of the 8 day of June, 1998, by and among VDC Corporation Ltd. ("Buyer"), PortaCom Wireless, Inc. ("Debtor"), Metromedia China Corporation ("MCC"), the Official Committee of Unsecured Creditors of PortaCom Wireless, Inc. ("Committee"), and Klehr, Harrison, Harvey, Branzburg & Ellers LLP ("Closing Escrow Agent").


                                  BACKGROUND
                                  ----------

     A. On March 23, 1998, Debtor filed a Voluntary Petition for relief under Chapter 11 of Title 11 of the United States Code ("Code"), commencing a case in the United States Bankruptcy Court for the District of Delaware (the "Court"), which is pending at number 98-661 (the "Case").

     B. The Office of the United States Trustee thereafter appointed the Committee.

     C. Prior to the commencement of the Case, Debtor and Buyer were parties to an asset purchase agreement and amendments thereto, pertaining to Debtor's agreement to sell to Buyer its interest in and to 2,000,000 shares of common stock ("MAC Shares") of Metromedia Asia Corporation, predecessor in interest to MCC ("MAC"), and warrants to purchase an additional 4,000,000 shares of MAC common stock with a strike price of $4.00 per share ("MAC Warrants").

     D. Debtor and Buyer negotiated the terms of an asset purchase agreement to be entered into in the Case and approved by the Court ("Purchase Agreement") and agreed upon the procedures pursuant to which the Purchase Agreement would be submitted to the Court for approval. The Purchase Agreement was amended by (a) two Stipulations and Orders in Lieu of Objection, dated as of April 3, 1998 and April 23, 1998, respectively (collectively, the "Stipulations"), by and among Debtor, VDC and the Committee; and (b) the Escrow Agreement (the "Escrow Agreement"), dated April __, 1998, among Debtor, VDC, the Committee and Klehr, Harrison, Harvey, Branzburg & Ellers LLP as Escrow Agent.

     E. Together with the petition commencing the Case, the Debtor filed the Motion Of Debtor (A) To Establish Bidding Procedures And To Approve A Break-Up Fee In Connection With The Sale Of The Debtor's Interest In Certain Property Of The Estate And (B) To Approve The Form And Manner Of Notice ("Procedures Motion") with respect to the Purchase Agreement, and the Debtor's Motion for Approval of the Sale of the Debtor's Interest in Property of the Estate Free and Clear of Liens, Claims and Encumbrances Pursuant to 11 U.S.C. (S) 363(b) and (f) and Federal Rule of Bankruptcy Procedure 6004 ("Sale Motion").

     F. On April 23, 1998, the United States Bankruptcy Court for the District of Delaware

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(the "Court") entered an order (the "Sale Order") approving the Purchase
Agreement and authorizing the sale of the MAC Shares and Warrants free and clear of any liens or encumbrances, including MCC's first priority security interest in the MCC Shares (the "MCC Lien"). Pursuant to the Sale Order and section 363 of the Bankruptcy Code, the MCC Lien attached to the sale proceeds (the "Replacement Lien"), including certain shares of common stock of VDC (the "VDC Shares").

     G. Pursuant to that certain pledge agreement dated June 8, 1998 between the Debtor and MCC (the "Pledge Agreement"), MCC has agreed that the Replacement Lien is limited to 50% of the Debtor's interest in the VDC Shares deliverable to the Debtor under the Purchase Agreement dated March 23, 1998, as amended. Pursuant to the Pledge Agreement, in order for MCC to perfect the Replacement Lien, the Debtor has agreed that 2.65 million VDC Shares will be pledged to MCC (the "Pledged Shares"), subject to the terms of the Pledge Agreement.

     H. Buyer has demanded that, as a condition for closing under the Purchase Agreement, the Debtor deliver to Buyer a newly issued stock certificate representing the MAC Shares and a newly issued warrant certificate representing the MAC Warrants, each in the name of Buyer (collectively, the "Reissued Shares and Warrants").

     I. This Closing Escrow Agreement is delivered in furtherance of the closing of the sale of the MAC Shares and Warrants, that commenced on June 8, 1998 at the offices of Buchanan Ingersoll Professional Corporation (the "Closing").

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto do hereby agree as follows:

          1. The foregoing recitals are hereby incorporated in this Agreement as though set forth at length herein.

          2.   Appointment of Closing Escrow Agent.  Debtor, Buyer, MCC and
               -----------------------------------
the Committee hereby appoint Closing Escrow Agent, and Closing Escrow Agent hereby accepts such appointment, as the escrow agent hereunder. Closing Escrow Agent agrees to comply with the terms and conditions hereof. The Closing Escrow Agent's appointment hereunder shall terminate as provided in paragraph 3.

          3.   Term of Agreement; Termination and Appointment of Successor
               -----------------------------------------------------------
Agent. This Agreement shall automatically terminate upon the distribution by the
-----
Closing Escrow Agent, of all of the Closing Escrowed Funds (as defined below), MAC Shares, MAC Warrants, the Reissued Shares and Warrant and VDC Shares (as defined below) in accordance herewith. Prior to the automatic termination as provided for in this paragraph, the appointment of the Closing Escrow Agent may be terminated upon the written consent of (i) Buyer and (ii) either (x) Debtor or (y) the Committee and a successor escrow agent shall be appointed satisfactory to Buyer, Debtor, MCC and the Committee.

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Notwithstanding termination of this Agreement, the Closing Escrow Agent shall continue its obligations as Escrow Agent under the Escrow Agreement.

          4.   Delivery of Escrowed Funds.  The "Closing Escrowed Funds"
               --------------------------
comprise a portion of the Escrowed Funds, as defined in the Escrow Agreement, in the sum of the Closing Date Claims and Bar Date Claims, as defined in the Purchase Agreement, totaling $41,412.00. The Escrow Agent is in possession of the Escrowed Funds and the Closing Escrow Agent hereby acknowledges constructive receipt of the Closing Escrowed Funds.

          5.   Delivery of MAC Shares, MAC Warrants, VDC Shares and Other
               ----------------------------------------------------------
Deliverables to Closing Escrow Agent.  At or before the Closing under the
------------------------------------
Purchase Agreement, the Buyer shall deliver to the Closing Escrow Agent, subject to adjustment provided for in the Escrow Agreement and the Purchase Agreement, three (3) share certificates representing the aggregate of 5,300,000 newly issued shares of common stock, par value $2.00 per share, of Buyer (the "VDC Shares"). The share certificates representing the VDC Shares shall be issued in the name of the Debtor and shall be delivered by the Buyer to the Closing Escrow Agent in the following designations, subject to adjustment as provided in the Purchase Agreement and the Escrow Agreement: (i) 2,650,000 shares ("Certificate 1") which shall constitute the Pledged Shares, (ii) 1,325,000 shares ("Certificate 2") and (iii) 1,325,000 shares ("Certificate 3"). Buyer shall cause its counsel to deliver its opinion to MCC regarding the applicability of exemptions from registration required under the Securities Act of 1933, as amended, to the transfer by Debtor to Buyer of the MAC Shares and MAC Warrants. Debtor shall deliver to the Closing Escrow Agent its assignment of warrant and stock power in blank relating to the transfer of the MAC Shares and MAC Warrants to Buyer. Debtor and MCC shall deliver to the Closing Escrow Agent the MAC Shares and Buyer shall deliver to the Closing Escrow Agent the MAC Warrants. In connection with Certificate 1, Debtor and MCC shall, at or prior to Closing, execute the Pledge Agreement in favor of MCC and deliver such Pledge Agreement to the Closing Escrow Agent.

          6.   Delivery to MCC.  MCC shall cause the MAC Warrants and the
               ----------------
certificates representing the MAC Shares, both of which are currently in the name of Debtor, to be re-issued in the name of the Buyer, and MCC shall deliver such new certificate and such new warrant to the Closing Escrow Agent in no event later than seven (7) business days after the Closing in exchange for the previously issued certificate and warrant. In order to effectuate the reissuance of the MAC Shares as set forth in paragraph 5 above, at Closing, the Closing Escrow Agent, with the assistance of MCC, shall deliver to MCC's transfer agent the following documents: (a) the original certificate for the MAC Shares issued in the name of the Debtor; (b) the irrevocable stock power executed by the Debtor; (c) the opinion of counsel to VDC to the effect that the offer and sale of the MAC Shares and MAC Warrants is exempt from registration;
(d) the written direction from MCC to reissue the MAC Shares and MAC Warrants in the name of VDC and to deliver the Reissued Shares and Warrants to the Closing Escrow Agent. The parties hereto acknowledge and agree that, if for any reason, MCC's transfer agent cannot or will not reissue the MAC Shares and MAC Warrants in the name of VDC, MCC will immediately direct its transfer agent to return to the Closing Escrow Agent the original

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certificate for the MAC Shares and MAC Warrants, issued in the name of the
Debtor. At Closing, MCC shall deliver the Reissued Warrants to the Closing Escrow Agent.

          7.  Distribution of Reissued Shares and Warrants, VDC Shares and
              ------------------------------------------------------------
Closing Escrowed Funds.  Upon full performance under paragraphs 5 and 6 above,
----------------------
the Closing Escrow Agent shall (i) deliver the Reissued Shares and Warrants to Buyer; (ii) deliver Certificate 1 and the Pledge Agreement to MCC, (iii) deliver custody of Certificate 2 and Certificate 3 to the Escrow Agent; and (iv) deliver the Closing Escrowed Funds to Debtor.

          8.  Failure to Close.  The parties hereto agree to use their best
              ----------------
efforts to complete timely their respective performances under paragraphs 5, 6 and 7 above. In the event, however, that the Closing Escrow Agent does not receive the Reissued Shares and Warrants within seven (7) business days of the date hereof, or any other deliverables within such time period, except as previously impleaded pursuant to paragraph 13 below, then the Closing Escrow Agent shall return all deliverables in its possession to the respective party from whom the Closing Escrow Agent received such deliverables, and the Closing Escrow Agent's term and appointment shall be terminated thereafter, unless the parties hereto consent in writing to extend such time of performance.

          9.  Fees of Escrow Agent.  The Closing Escrow Agent shall not be
              --------------------
entitled to any compensation or reimbursement of expenses on account of its services as Closing Escrow Agent directly from the Escrowed Funds; however, the Closing Escrow Agent shall be entitled to be compensated for its services from funds otherwise available for distribution to the holders of administrative expense claims, subject to Court approval under Code (SS) 330, 331, and/or 503.

          10. Duties Ministerial. The duties of Closing Escrow Agent are
              ------------------
entirely ministerial and not discretionary. Closing Escrow Agent may rely upon any order of court, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Closing Escrow Agent shall in good faith believe to be genuine, to have been entered of record.

          11. Release of, and Covenant not to Sue, Escrow Agent.  In
              -------------------------------------------------
consideration for the Closing Escrow Agent's agreement to perform its duties under this Agreement, Buyer, Debtor, MCC and Committee, and their respective shareholders, partners, officers, employees, agents, successors and assigns, jointly and severally, hereby waive any suit, claim, demand or cause of action of any kind which any of them may have or may assert against Closing Escrow Agent arising out of or relating to the execution or performance by Closing Escrow Agent of its duties under this Agreement, unless such suit, claim or demand or cause of action arises from the gross negligence or willfulness of Closing Escrow Agent. Buyer, Debtor and Committee, jointly and severally, hereby irrevocably covenant not to sue or commence or join in any proceedings, whether legal, equitable or otherwise, against Closing Escrow Agent on account of any act or omission to act on the part of Closing Escrow Agent, unless such action or omission was willful or grossly negligent. Further, to induce Closing Escrow Agent to

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act hereunder, the parties hereto agree to indemnify, defend and hold Closing
Escrow Agent harmless from any liability incurred by any action taken or omission by Closing Escrow Agent, except for gross negligence or willful acts, including, but not limited to its reasonable attorneys' fees and costs in connection therewith.

          12.  Conflict Waiver.  After consultation with their respective
               ---------------
counsel, the parties hereto waive any actual and/or potential conflict of interest between the parties hereto and the Closing Escrow Agent, or any future conflicts which may arise during the course of performance of this Agreement or the administration of the Case resulting from the Closing Escrow Agent's execution and performance of this Agreement.

          13.  Disputes.  In the event of any disputes regarding the Closing
               --------
Escrowed Funds, the MAC Shares, the MAC Warrants, the Reissued Shares and Warrants and/or the VDC Shares, including without limitation their distribution, use, or ownership, the Closing Escrow Agent shall implead the Closing Escrowed Funds, the MAC Shares, the MAC Warrants, the Reissued Shares and Warrants and/or the VDC Shares, as applicable, to the Court.

          14.  Notices.  All notices, demands, requests and other communications
               -------
required or permitted hereunder shall be in writing and shall be deemed to be delivered (a) when actually transmitted via facsimile, or (b) one day following deposit with a nationally recognized overnight carrier, addressed to the addressee as follows:

  (a)     If to Buyer:      Frederick A. Moran, Chief Executive Officer
                            VDC Corporation, Ltd.
                            27 Doubling Road
                            Greenwich, CT 06830
                            (203) 869-1430 (Fax)

          with copies to:   Stuart M. Brown, Esquire
                            Buchanan Ingersoll Professional Corporation
                            11 Penn Center, 14th Floor
                            1835 Market Street
                            Philadelphia, PA  19103
                            (215) 665-8760 (Fax)


  (b)     If to Debtor:     Michael Richard, President
                            PortaCom Wireless, Inc.
                            10061 Talbert Avenue, Suite 200
                            Fountain Valley, CA 92708
                            (714) 593-3264 (Fax)

                                       5
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          with copies to:   Francis A. Monaco, Jr., Esquire
                            Walsh and Monzack, P.A.
                            1201 Orange Street, Suite 400
                            Wilmington, DE 19899
                            (302) 656-2769 (Fax)

                            and

                            Michael C. Forman, Esquire
                            Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                            Philadelphia, PA 19102
                            (215) 568-6603 (Fax)

  (c)     If to Committee:  Francis J. Lawall, Esquire
                            Pepper Hamilton LLP
                            3000 Two Logan Square
                            Eighteenth and Arch Streets
                            Philadelphia, PA 19103-2799
                            (215) 981-4750 (Fax)

  (d)     If to Closing
           Escrow Agent:    Jeffrey Kurtzman, Esquire
                            Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                            1401 Walnut Street
                            Philadelphia, PA 19102
                            (215) 568-6603 (Fax)

  (d)     If to
           Escrow Agent:    Jeffrey Kurtzman, Esquire
                            Klehr, Harrison, Harvey, Branzburg & Ellers LLP
                            1401 Walnut Street
                            Philadelphia, PA 19102
                            (215) 568-6603 (Fax)

  (e)     If to MCC:

                            Arnold L. Wadler, Esquire
                            General Counsel, Metromedia China Corporation One Meadowlands Plaza

                                       6
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                            East Rutherford, NJ 07073
                            (201) 531-2803 (Fax)


          15.       Savings Clause.  In the event that any provision of this
                    --------------
Agreement or its application to any person or circumstance shall be finally determined by the court to be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

          16.  Interpretation.  This Agreement shall be interpreted in
               --------------
accordance with the laws of the Commonwealth of Pennsylvania for contracts made and performed within the Commonwealth.

          17.  Binding Effect. This Agreement shall be binding upon and inure to
               --------------
the benefit of the parties hereto, and their respective successors and assigns, including any trustee appointed or elected pursuant to Code (SS) 701 and 702. The terms and conditions of this Agreement, the rights and the obligations of the parties and their respective successors and assigns shall survive any and all breaches and/or defaults under this Agreement and any such other events as may occur as herein provided.

          18.  Jurisdiction.  The United States Bankruptcy Court for the
               ------------
District of Delaware, or any other court exercising jurisdiction over the Debtor's estate, shall have exclusive jurisdiction to enforce the terms and conditions of this Agreement and enter any and all appropriate injunctions, contempt orders, orders for specific performance and other relief as may be just and equitable.

          19.  Captions.  The titles and captions used herein are for reference
               --------
only and shall not constitute a part of this Agreement or construed as having any legal effect.

          20.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above-written.

                                VDC CORPORATION, LTD.


                                By:  /s/ Fred A. Moran
                                   -------------------------------------
                                Name:  Fred A. Moran
                                Title:

                                PORTACOM WIRELESS, INC.


                                By:  /s/ Michael A. Richard
                                   -------------------------------------
                                Name:  Michael A. Richard
                                Title: Chief Executive Officer


                                METROMEDIA CHINA CORP.


                                By:  /s/ Robert A. Maresca
                                   -------------------------------------
                                Name:  Robert A. Maresca
                                Title: Senior Vice President


                                OFFICIAL COMMITTEE OF UNSECURED
                                CREDITORS


                                By:  /s/ Francis Lawall, Esq.
                                   -------------------------------------
                                Name:  Francis Lawall, Esq.
                                Title: Counsel to Official Committee of
                                       Unsecured Creditors


                                CLOSING ESCROW AGENT -
                                Klehr, Harrison, Harvey, Branzburg
                                  & Ellers LLP


                                By:  /s/ Jeffrey Kurtzman
                                   -------------------------------------
                                Name:  Jeffrey Kurtzman
                                Title: A Member of the Firm

                                       8
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                                ESCROW AGENT -
                                Klehr, Harrison, Harvey, Branzburg
                                  & Ellers LLP


                                By:  /s/ Jeffrey Kurtzman
                                   -------------------------------------
                                Name:  Jeffrey Kurtman
                                Title: A Member of the Firm

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